Exhibit 99.1

     Oregon Pacific Bancorp Reports Quarter and Year End Earnings

    FLORENCE, Ore.--(BUSINESS WIRE)--Feb. 18, 2005--Oregon Pacific Bancorp (OTCBB:OPBP), holding company for Oregon Pacific Banking Co., announced today that net income increased to $439,957, or $0.20 per fully diluted common share, for the three months ended December 31, 2004, compared to $246,092, or $0.11 per diluted common share, for 2003, an increase of 79%. For the year ended December 31, 2004, net income was $1,066,720, or $0.49 per common share, compared to $961,839, or $0.45 per common share, for the same period in 2003.
    Total assets for the company were $138.2 million at December 31, 2004, a 15% increase over the $120.7 million at December 31, 2003. Net loans were $108.7 million, representing a 31% increase over last year-end's balance of $82.7 million. Deposits, reported at $111.1 million, represented a 14% increase over the $97.5 million reported at year-end 2003.
    "The last quarter earnings of 2004 were a landmark for Oregon Pacific Banking Co. The Bank also celebrated a quarter century of business in 2004," commented Tom Grove, president and chief executive officer. "Due to strong loan growth throughout the year combined with improved efficiencies in the fourth quarter, we anticipate having our best year ever. We are entering 2005 well positioned to continue building strong shareholder value."
    "I'm sure our shareholders, directors and management will join me by extending a sincere thank you to the professional staff at the Bank for their teamwork and extraordinary customer service," Grove said. "Because of their dedication and providing financial services with a personal touch, they help make our Bank the success it is today and will continue to be in the future."
    Oregon Pacific Bancorp is a financial holding company for Oregon Pacific Banking Co. headquartered in Florence, Oregon. The Bank also has branches in Roseburg and Coos Bay, Oregon. The Company's stock is traded on the OTC Bulletin Board under the symbol OPBP.

    The discussions included in this release contain statements that may be deemed forward-looking statements within the meaning of the federal securities laws. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from these statements. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward-looking statements could be affected by certain factors, including, but not limited to, the financial success or changing conditions or strategies of the Company's customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, and general economic conditions.



                        OREGON PACIFIC BANCORP
                    Selected Financial Information
                 (In thousands, except per share data)

                            Three months ended        Year ended
                                December 31,          December 31,
                              2004       2003       2004       2003
                              ----       ----       ----       ----

Condensed Results of Operations
-------------------------------

Interest income              $2,202     $1,775     $7,994     $7,155
Interest expense                410        327      1,484      1,554
Net interest income           1,792      1,448      6,510      5,601
Provision for possible
 loan losses                      5         40       (355)       170
Noninterest income              668        546      2,407      2,449
Salaries and employee
 benefits expense             1,080      1,138      4,660      4,193
Occupancy and equipment
 expense                        210        159        834        628
Other noninterest expense       488        327      2,194      1,720
                          ---------- ---------- ---------- ----------

Operating income before
 provision for taxes            677        330      1,584      1,339
Provision for income taxes      237         84        517        377
                          ---------- ---------- ---------- ----------

Net income                   $  440     $  246     $1,067     $  962
                          ========== ========== ========== ==========

Income per share of common
 stock
  Basic                     $  0.20     $ 0.11     $ 0.49     $ 0.45
  Diluted                   $  0.20     $ 0.11     $ 0.49     $ 0.45

Weighted average shares
 outstanding
  Basic                   2,174,278  2,171,366  2,178,531  2,155,100
  Diluted                 2,177,866  2,174,334  2,180,710  2,156,802


                                                    December 31,
                                                  2004        2003
                                                  ----        ----

Selected Balance Sheet Data
---------------------------
Total Assets                                    $138,249    $120,676
Loans outstanding, net                          $108,707    $ 82,722
Investment securities                           $ 16,445    $ 17,844
Deposits                                        $111,061    $ 97,464
Shareholders equity                             $  8,892    $  8,636
Shareholders equity per common share            $   4.14    $   3.97

Loan allowance to total loans                        1.5%        1.5%
Net loans to deposits                               97.9%       84.9%

Other data
----------
Return on average equity                           12.09%      11.65%
Return on average assets                            0.81%       0.87%


    CONTACT: Oregon Pacific Bancorp
             Thomas K. Grove, President and CEO
             Joanne Forsberg, Corporate Secretary and CFO
             541-997-7121
             Website: http://www.opbc.com